Exhibit 99.1

STATEMENT FROM BARRY E. SNYDER. SR.
PRESIDENT OF THE SENECA NATION OF INDIANS AND
CHAIRMAN OF SENECA GAMING CORPORATION BOARD

IRVING, NEW YORK — “This afternoon, the Seneca Gaming Corporation Board of Directors voted to recommend a course of action to the Seneca Nation Tribal Council regarding the development of Seneca Buffalo Creek Casino.”

“The Board’s recommendation is twofold. First, we are recommending that construction begin as soon as possible on a 5,000 square-foot temporary casino on the Nation’s sovereign Buffalo Creek territory.”

“It is our intent that such a facility can be constructed and operational by the end of the first calendar quarter of fiscal 2007, thus ensuring that the Nation is compliant with the December 9, 2007 requirements under the Compact. This is of critical importance to our owners, the people of the Seneca Nation, the Seneca Gaming Corporation’s employees and our bondholders.”

“Second, the Board is recommending that we immediately engage our architects to complete the design for a permanent casino facility which does not incorporate the use of Fulton Street.”

 “We have spent eight months and nearly $500,000 designing a grand project for our Buffalo Creek territory and negotiating a generous deal for the purchase of Fulton Street, which the City of Buffalo ultimately rejected.”

“Now, we must move forward on our own to complete a project that makes practical business sense and use of our nine-acre territory.”

“The Board’s recommendation is the first step in the process for officially moving forward without Fulton Street.”

“The recommendation made today will need final approval by the Seneca Nation Tribal Council, which we expect to obtain on Saturday during its regularly-scheduled meeting.”

Forward-Looking Statements

The above announcement contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words “ believe”, “estimate”, “anticipate”, “intend”, “plan”, “expect”, “will”, “continue”, “evaluate”, and words of similar meaning, with references to Seneca Gaming Corporation and its management, indicate forward looking statements. Similarly, statements that describe our plans or goals are all forward-looking statements. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward looking statements contained in this release, including, but not limited to, our ability to (a) complete the temporary facility and commence operations at such facility in the first quarter of fiscal 2007 or, if not operational at that time, to commence operations before the December 9, 2007 Compact deadline, (b) complete the design for a permanent casino facility without the use of Fulton Street on the Nation’s Buffalo Creek Territory and to complete such permanent casino facility, and (c) obtain Tribal Council approval for our Board’s recommended actions.  Additional information concerning potential factors that could affect Seneca Gaming Corporation and cause actual results to differ materially from those expressed in or implied by the statements contained in this release is included in the filings of Seneca Gaming Corporation with the Securities and Exchange Commission.

Seneca Gaming Corporation disclaims any obligation to update these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.